Exhibit 99.2

Contact:	Jerome J. Gassen President and Chief Executive Officer (765) 529-2230

AMERIANA BANCORP BOARD DECLARES REGULAR QUARTERLY DIVIDEND

COMPANY RECOGNIZES PAUL PRIOR; REPORTS ON ANNUAL MEETING RESULTS

NEW CASTLE, Ind. (May 18, 2006) – Speaking to shareholders assembled for the Company’s 2006 annual meeting, Paul W. Prior, Chairman of the Board of Ameriana Bancorp (NASDAQ/NM: ASBI), today announced that Ameriana’s Board of Directors has declared a regular quarterly cash dividend of $0.16 per share, which will be paid on July 7, 2006, to shareholders of record on June 16, 2006.

As previously announced, Prior today retired as Chairman of the Board and from the Company’s Board of Directors after serving as Chief Executive Officer of Ameriana Savings Bank and later Ameriana Bancorp from 1973 until his retirement from that position in 1990. His role with the Company continues, however, as Director Emeritus. In recognition of his longstanding and dedicated service to Ameriana Bancorp, the Company’s incoming Chairman, Michael E. Kent, and incoming Vice Chairman, Ronald R. Pritzke, presented Prior with a Board resolution outlining Prior’s many accomplishments and contributions to the Company and expressing Ameriana’s deep appreciation for his tireless efforts for more than 30 years on behalf of the Company, its customers and shareholders.

In formal business conducted at the meeting, shareholders re-elected one director to a new term that expires with the 2007 annual meeting and two directors to new terms that expire with the 2009 annual meeting of shareholders. Elected to a new one-year term was Jerome J. Gassen, President and Chief Executive Officer of Ameriana Bancorp. Elected to new three-year terms were R. Scott Hayes, a partner in the law firm Hayes Copenhaver Crider in New Castle, Indiana, and Michael E. Kent, a private investor.

The Company’s Directors continuing in office to future years include: Donald C. Danielson, Vice Chairman of City Securities Corp.; Charles M. (Kim) Drackett, Jr., Chairman, President and General Manager of Fairholme Farms, Inc. in Lewisville, Indiana; Richard E. Hennessey, Executive Vice President and Chief Financial Officer of Shiel Sexton Company, Inc.; and Ronald R. Pritzke, a partner in the law firm Pritzke & Davis, LLP in Greenfield, Indiana.

Shareholders also approved the Ameriana Bancorp 2006 Long-term Incentive Plan and ratified the appointment of BKD, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

Ameriana Bancorp is a bank holding company. Through its wholly owned subsidiary, Ameriana Bank and Trust, SB, the Company offers an extensive line of banking services and provides a range of investments and securities products through banking centers in the central Indiana area. Ameriana owns Ameriana Insurance Agency, a full-service insurance agency, and has interests in Family Financial Holdings, Inc. and Indiana Title Insurance Company. Ameriana Financial Services offers brokerage products through Linsco/Private Ledger.

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